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                                  EXHIBIT 23.1
                              ACCOUNTANTS' CONSENT


The Board of Directors
Synovus Financial Corp.:

We consent to the incorporation by reference in this registration statement on Form S-4 of Synovus Financial Corp. of our report dated January 12, 2000, relating to the consolidated balance sheets of Synovus Financial Corp. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Synovus Financial Corp. and to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus.


/s/ KPMG LLP

Atlanta, Georgia
April 3, 2000